Exhibit 22.1

List of Subsidiary Guarantors and Issuers of Guaranteed Securities

As of the date of the registration statement of which this Exhibit 22.1 is a part, the 5.500% Senior Notes due 2026 (the “2026 Notes”) and 5.875% Senior Notes due 2029 (the “2029 Notes” and together with the 2026 Notes, the “Notes”) issued by Chesapeake Escrow Issuer LLC, a Delaware limited liability company (“Escrow Issuer”) and assumed by Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake”), are fully and unconditionally guaranteed by each of the following subsidiaries of Chesapeake (the “Guarantors”).

Guarantor	State or Other Jurisdiction of Incorporation or Organization
Brazos Valley Longhorn, L.L.C.	Delaware
Burleson Sand LLC	Delaware
Burleson Water Resources, LLC	Texas
Chesapeake AEZ Exploration, L.L.C.	Oklahoma
Chesapeake Appalachia, L.L.C.	Oklahoma
Chesapeake-Clements Acquisition, L.L.C.	Oklahoma
Chesapeake E&P Holding, L.L.C.	Oklahoma
Chesapeake Energy Louisiana, LLC	Oklahoma
Chesapeake Energy Marketing, L.L.C.	Oklahoma
Chesapeake Exploration, L.L.C.	Oklahoma
Chesapeake Land Development Company, L.L.C.	Oklahoma
Chesapeake Louisiana, L.P.	Oklahoma
Chesapeake Midstream Development, L.L.C.	Oklahoma
Chesapeake NG Ventures Corporation	Oklahoma
Chesapeake Operating, L.L.C.	Oklahoma
Chesapeake Plains, LLC	Oklahoma
Chesapeake Royalty, L.L.C.	Oklahoma
Chesapeake VRT, L.L.C.	Oklahoma
CHK Energy Holdings, Inc.	Texas
CHK Utica, L.L.C.	Delaware
Compass Manufacturing, L.L.C.	Oklahoma
EMLP, L.L.C.	Oklahoma
Empress, L.L.C.	Oklahoma
Empress Louisiana Properties, L.P.	Texas
Esquisto Resources II, LLC	Texas
GSF, L.L.C.	Oklahoma
MC Louisiana Minerals, L.L.C.	Oklahoma
MC Mineral Company, L.L.C.	Oklahoma
Petromax E&P Burleson, LLC	Texas
WHE AcqCo., LLC	Delaware
WHR Eagle Ford LLC	Delaware
WildHorse Resources II, LLC	Delaware
WildHorse Resources Management Company, LLC	Delaware
Winter Moon Energy Corporation	Oklahoma